Exhibit 99.1

1140 Pearl Street, Boulder, Colorado 80302

NEWS RELEASE for August 20, 2007 at 7:30 AM EDT
Contacts for Incentra Solutions:
Allen & Caron Inc.	Incentra Solutions, Inc.
Jill Bertotti (investors)	Tom Sweeney
jill@allencaron.com	Chief Executive Officer
Len Hall (financial media)	tsweeney@incentrasolutions.com
len@allencaron.com	(303) 449-8279
(949) 474-4300

INCENTRA SOLUTIONS ACQUIRES HELIO SOLUTIONS,
LEADING PROVIDER OF IT AND DATA CENTER SOLUTIONS IN CALIFORNIA/ARIZONA

          Boulder, CO, August 20, 2007– Incentra Solutions, Inc. (OTCBB: ICNS), a provider of complete IT and storage management solutions to enterprises and managed service providers in North America and Europe, today announced that it has acquired Santa Clara, CA-based Helio Solutions, Inc. (www.heliosolutions.com) for approximately $10.3 million, subject to certain post-closing working capital adjustments. The price paid at closing included $5 million in cash, six million restricted shares of Incentra common stock and the issuance of an unsecured, convertible three-year note for $770,000. Based on meeting certain performance thresholds in each of the three years following closing, the sellers are eligible to receive additional consideration consisting of a combination of cash and restricted shares of Incentra common stock. The sellers have entered into a multi-year year lockup and voting agreement covering all Incentra common stock received in the transaction.

          Privately-held Helio, which is a premier provider of IT and secure data center solutions to mid-tier enterprises and Fortune 1000 companies, had sales of approximately $75 million for the 12 months ended June30, 2007.

          Helio will become a wholly-owned subsidiary of Incentra Solutions and continue to operate from its offices in Santa Clara, San Jose, San Francisco, Los Angeles, and Phoenix, AZ. The acquisition will add a staff of approximately 60 professionals and more than 350 customers to Incentra’s existing operations, and Helio president Dave Condensa will remain with the business and report directly to Incentra Solutions President and Chief Operating Officer Shawn O’Grady.

          Incentra Solutions Chairman and CEO Thomas P. Sweeney said that acquiring Helio will significantly strengthen Incentra’s presence in California and Arizona. The acquisition is another important step in the Company’s strategy to rapidly grow revenues by acquiring systems integrators with existing direct sales organizations serving the enterprise market. With the addition of Helio revenue, Incentra is well positioned to enter 2008 with an annual revenue run rate of more than $200 million.

          “In addition to the investments we are making in organic growth, as we have previously demonstrated we will continue to seek strategic opportunities to grow through acquisition, when appropriate,” Sweeney said. “Helio brings to Incentra experienced management and an excellent professional staff with a successful track record. With its large base of well established customers, it meets our strategic goal of providing significant opportunities to increase sales of our value added services including First Call and Enhanced First Call support services, professional services and our GridWorks remote monitoring and management system.”

          Dave Condensa said, “Joining Incentra Solutions is a significant move for our employees and our customer base. It not only creates attractive career opportunities for our professional staff, it adds critically important service offerings to our product line to help solve our customer’s growing data management requirements. The entire Helio organization is very excited about becoming part of Incentra for we believe this business combination positions the Company as the most complete provider of IT products and value added service solutions on the west coast.”

          Pagemill Partners, headquartered in Palo Alto, CA, advised Incentra Solutions regarding the acquisition.

About Incentra Solutions, Inc.

          Incentra Solutions, Inc. (www.incentrasolutions.com) (OTCBB:ICNS) is a provider of complete IT & storage management solutions to enterprises and managed service providers in North America and Europe. Incentra’s complete solution includes managed services, professional services, hardware and software products with the Company’s First Call and Enhanced First Call support services, IT outsourcing solutions and financing options.

Incentra Solutions Forward Looking Statements

          Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the Company’s inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the Company’s business. For further information on factors which could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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